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EXHIBIT 99.1

Riverstone to Offer $150 Million of Convertible Subordinated Notes

SANTA CLARA, Calif.--Nov. 15, 2001--Riverstone Networks, Inc. (Nasdaq:RSTN) announced today that it intends to offer in a private placement, subject to market and other conditions, $150 million in convertible subordinated notes due 2006 in an offering to qualified institutional buyers. The interest rate, conversion rate and offering price are to be determined by negotiations between Riverstone and the initial purchaser of the notes. The offering is expected to close in November 2001. The company has granted the initial purchasers a 30-day option to purchase an additional $25 million of notes.

The net proceeds of the offering will be used for general corporate purposes, including working capital and capital expenditures. The company may also use a portion of the net proceeds to fund acquisitions of complementary businesses, products, or technologies.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

The securities will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Contact:
   Riverstone Networks, Inc.
   Tracy Urquhart, 408/878-6593 (Investor Relations)
     tracyu@riverstonenet.com
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   Peter Ruzicka, 408/878-6756 (Public Relations)
     pruzicka@riverstonenet.com
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